Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made as of August 20, 2008, by and among EMRISE Electronics Corporation, a New Jersey corporation (“Buyer”), EMRISE Corporation, a Delaware corporation and parent of Buyer (“EMRISE”), Charles S. Brand, an individual (“Brand”), Advanced Control Components, Inc., a New Jersey corporation (the “Company”), Thomas P. M. Couse, an individual (“Couse”), Joanne Couse, an individual (“J. Couse”), Michael Gaffney, an individual (“Gaffney”), and Custom Components, Inc., a New Jersey corporation (“Parent”).  Couse and Brand are collectively referred to as “Majority Owners,” and each individually as a “Majority Owner.”  Couse, Brand, J. Couse and Gaffney are collectively referred to as “Sellers,” and each individually as a “Seller.”  Buyer, Sellers, EMRISE, the Company, and Parent are referred to collectively as the “Parties,” and each individually as a “Party.”

R E C I T A L S

A.            The Parties have executed a Stock Purchase Agreement dated May 23, 2008 (the “Purchase Agreement”).

B.            The Parties desire to amend certain provisions of the Purchase Agreement, update certain of the exhibits and schedules referenced in the Purchase Agreement, and enter into certain other agreements as set forth below.

C.            Pursuant to Section 12.8 of the Purchase Agreement, the Purchase Agreement may be amended by execution of an instrument in writing signed by each of the Parties.

NOW THEREFORE, in consideration of the premises and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

2.             Amendments.

(a)           The last sentence of the preamble paragraph of the Purchase Agreement is hereby amended by inserting the word “EMRISE” after the word “Buyer.”

(b)           The definition of the term “Closing Net Cash” contained in Article I of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Closing Net Cash” shall equal (i) cash on hand plus (ii) the amount of the Employee Retention Bonuses paid at Closing plus (iii) up to $50,000 related to the cost of equipment purchased by the Company since September 30, 2007 plus (iv) the amount of $600,000 minus (v) total debt (excluding leases entered into by the Company after September 30, 2007 with an aggregate value of up to $425,000) minus (vi) the amount paid by

Buyer at the Closing to Sun National Bank to satisfy in full all amounts owed by the Company under the Company’s Credit Facility as of the Closing Date minus (vii) the amount of $21,750, all determined in accordance with GAAP, applying the same accounting principles, policies and practices that were used in preparing the Audited Company Financial Statements.”

(c)           Subsection (a) of Section 2.2 of the Purchase Agreement is hereby amended by deleting the reference to “$13,000,000” and inserting in its place “$12,400,000.”

(d)           Subsection (f)(v) of Section 2.6 is hereby amended, in the twelfth line, immediately after “exceed $500,000”, by deleting the “.” and inserting “, and Buyer agrees that it will not take any action which would result in the inability of the Company to utilize such working capital for capital expenditures within the limits set forth above in this Section 2.6(f)(v).”

(e)           Subsection (a) of Section 3.4 of the Purchase Agreement is hereby amended by (i) deleting the reference to the phrase “six months” in the 12th line of such subsection and inserting in its place the phrase “nine months”; (ii) inserting the words “Parent and the” after the word “the” the first time that appears in subsection (a)(b) of Section 3.4; and (iii) inserting the words “Parent and the” after the word “the” the first time it appears in subsection (a)(b) of Section 3.4.

(f)            Section 3.19 of the Purchase Agreement is hereby amended by adding the following as subsection (h):

“With respect to that certain No Further Action Determination and Covenant Not to Sue letter dated July 28, 2008 (the “No Action Letter”) issued by the State of New Jersey, Department of Environmental Protection (the “Department”) to the Company, (i) the Company did not withhold any material information from the Department in connection with its issuance of the No Action Letter; and (ii) the representations and information that were provided by the Company to the Department were and remain true and correct in all material respects.”

(g)           The title to Article V of the Purchase Agreement is hereby amended by deleting the reference to the phrase “Prior to Closing.”

(h)           The title to Article VI of the Purchase Agreement is hereby amended by deleting the reference to the phrase “Prior to Closing Date.”

(i)            Section 5.7 of the Purchase Agreement is hereby amended by deleting the phrase “the later of (i) the Closing Date and (ii) the date ninety (90) days after the date of this Agreement,” and inserting in its place the following:  “August 28, 2008.”

(j)            The Purchase Agreement is hereby amended by inserting a new Section 6.3, which shall read in its entirety as follows:

“6.3         Payment of Security Deposit.  At the Closing, Buyer shall pay $21,750 to 611 Industrial Way, LLC, which amount is due by the Company as an additional security deposit upon a change in control pursuant to the lease governing 611 Industrial Way, Eatontown, New Jersey.”

(k)           The Purchase Agreement is hereby amended by adding a new Section 6.4, which shall read in its entirety as follows:

“6.4         Waiver of EMRISE Employment Policy.  EMRISE hereby waives its general policy prohibiting the employment and supervision of certain related employees solely with respect to the employment and supervision of Richard Williams and Kathleen Williams.”

(l)            The Purchase Agreement is hereby amended by adding a new Section 6.5, which shall read in its entirety as follows:

“6.5         Insurance.  Concurrent with the termination of the Employer Practices Liability Insurance policy issued by Travelers Casualty and Surety Company of America dated March 10, 2008, Buyer shall obtain and shall maintain a replacement policy of insurance together with a tail coverage policy of insurance, each covering employer practices liability in such form or forms and in such amount or amounts as mutually agreed to by Buyer and Sellers.”

(m)      The Purchase Agreement is hereby amended by adding a new Section 6.6, which shall read in its entirety as follows:

“6.6         Interest Payments.  On the 90th day after the Closing Date, Buyer shall pay to each of Brand, Couse, J. Couse and Gaffney, by wire transfer in immediately available funds, their proportionate share (i.e., in the percentages set forth in Section 2.2(a) above) of the amount of interest calculated on the principal  amount of $600,000 for the period commencing on the Closing Date and ending on the later of the 90th day after the Closing Date or the actual date of such interest payment, at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date (provided that such interest rate shall be reset as of the first day of each calendar quarter if the prime rate has changed, until the amount is paid), plus one percent (1%).”

(n)           Section 7.11 of the Purchase Agreement is hereby amended to delete the defined term “Confidential Employee Retention Bonus Agreement” and inserting in its place the defined term “Employee Retention Bonus Agreement.”

(o)           The information contained in Exhibit 2.6(f) of the Purchase Agreement is hereby amended by deleting the information contained therein and replacing the same with the information contained in Exhibit A attached hereto, which shall hereafter constitute the mutually agreed upon “Forecasts.”

(p)           The form of the Employee Retention Bonus Agreement set forth in Exhibit 7.11 of the Purchase Agreement is hereby revised (i) to delete subsection (c) of Section 2 thereof and to change the reference to subsection “(d)” therein to subsection “(c)” and (ii) to delete the word “at” in the third line of subsection (a) of Section 3 thereof and to insert in its place the words “within five (5) Business Days.”

(q)           Subsection (d) of Section 9.1 is hereby amended by deleting the reference to “August 15, 2008” and inserting in its place “August 20, 2008.”

(r)            Section 10.2 of the Purchase Agreement is hereby amended by (i) deleting the word “and” at the end of subsection (d) thereof, (ii) deleting the period at the end of subsection (e) and inserting in its place the following: “;and”, and (iii) by adding a new subsection (f), which shall read in its entirety as follows:

“(f) any Liability related to a breach by the Company of any term or provision of any non-disclosure agreement entered into by the Company prior to the Closing Date and identified in Section 3.2(b) of the Disclosure Schedule.”

(s)           Section 10.5 of the Purchase Agreement is hereby amended by deleting the reference to “Section 10.2(a), (b) or (c)” and inserting in its place “Section 10.2(a), (b), (c) or (f).”

(t)            Section 10.6 of the Purchase Agreement is hereby amended by deleting the reference to “Section 10.2” contained on the 3rd and 7th lines of such section and inserting in each case “Section 10.2 (a) – (e).”

3.             Acceptance of Revised and Restated Disclosure Schedule.  Buyer hereby acknowledges and accepts in its entirety Seller’s revised and restated Disclosure Schedule as set forth on Exhibit B attached hereto.

4.             Acceptance of Revised Interim Company Financial Statements.  Buyer hereby acknowledges and accepts in its entirety Parent and the Company’s revised Interim Company Financial Statements as set forth on Exhibit C attached hereto and the Interim Company Financial Statements previously delivered by the Company to Buyer are hereby amended by deleting the information contained therein and replacing same with the information contained in Exhibit C attached hereto.

5.             Waiver of Customer Interviews.       Buyer hereby waives its rights to conduct customer interviews as provided by Section 7.3 of the Purchase Agreement.

6.             Miscellaneous.  Except as modified and amended pursuant to this Amendment, the Purchase Agreement shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER:	EMRISE ELECTRONICS CORPORATION, a New Jersey corporation

	By:	/s/ Carmine T. Oliva
Carmine T. Oliva,
President and Chief Executive Officer

[Signatures continued on following page.]

EMRISE:	EMRISE CORPORATION, a Delaware corporation

	By:	/s/ Carmine T. Oliva
Carmine T. Oliva,
President and Chief Executive Officer

THE COMPANY:	ADVANCED CONTROL COMPONENTS, INC., a New Jersey corporation

	By:	/s/ Charles S. Brand
Charles S. Brand,
Chief Executive Officer

PARENT:	CUSTOM COMPONENTS, INC., a New Jersey corporation

	By:	/s/ Charles S. Brand
Charles S. Brand, President

BRAND:	/s/ Charles S. Brand
CHARLES S. BRAND

COUSE:	/s/ Thomas P. M. Couse
THOMAS P. M. COUSE

GAFFNEY:	/s/ Michael Gaffney
MICHAEL GAFFNEY

J. COUSE:	/s/ Joanne Couse
JOANNE COUSE